AgFeed Industries, Inc. Establishes Special Committee to Conduct Investigation into Accounting Practices of Chinese Operations; Announces Appointment of New Director

NEW YORK, September 29, 2011 AgFeed Industries, Inc. (Nasdaq: FEED, NYSE Alternext: ALHOG - News) (“AgFeed” or the “Company”) announced today that its Board of Directors has established a special committee to investigate the accounting relating to certain of the Company’s Chinese farm assets (acquired during 2007 and 2008) used in its hog production business, as well as the validity and collectability of certain of the Company’s accounts receivables relating to its animal nutrition business in China and any other issues that may arise during the course of the investigation.

The special committee is comprised of directors Milton P. Webster, III and Bruce Ginn, a newly appointed director, as described further below.  The special committee is authorized to retain experts and advisers to carry out its investigation and has engaged Latham & Watkins LLP to serve as its independent counsel in connection with the investigation.

The Company does not intend to provide further comment regarding the matters under investigation until after the special committee concludes its investigation.

The Company also announced today that the Board of Directors appointed Bruce Ginn as a director on September 25, 2011. Mr. Ginn has extensive experience in the agriculture and livestock industries. Mr. Ginn is currently a Partner at BMI Ag Services, an agriculture holding and consulting company that focuses on livestock production and sales and operates pork processing companies, and the Chief Executive Officer of the Kansas City Sausage Company, LLC.  Previously, Mr. Ginn held a number of executive positions at Oscar Mayer/Kraft, ConAgra and Sparks Commodities Inc.  Mr. Ginn has also served on the faculties of a number of universities, including Texas Tech University and Colorado State University.  Mr. Ginn holds graduate and undergraduate degrees in agricultural economics. As previously announced on July 15, 2011, the Company has entered into non-binding letters of intent to acquire Kansas City Sausage Company, LLC and Pine Ridge Farms, LLC. Mr. Ginn has an ownership interest in these companies and currently serves as the CEO of Kansas City Sausage Company, LLC.  The exclusivity periods for each of these letters of intent has been extended to December 1, 2011.  The Company has halted negotiations and  anticipates finalizing negotiations for these transactions following the conclusion of the special committee’s investigation.

ABOUT AGFEED INDUSTRIES, INC.

AgFeed Industries (www.agfeedinc.com) is an international agribusiness with operations in the U.S. and China.  AgFeed has two business lines: animal nutrition in premix, concentrates and complete feeds and hog production. In the U.S., AgFeed’s hog production unit, M2P2, is a market leader in setting new standards for production efficiency and productivity. AgFeed believes the transfer of these processes, procedures and techniques will allow its new Western-style Chinese hog production units to set new standards for production in China. China is the world's largest pork market consuming 50% of global production and over 62% of total protein consumed in China is pork.  Hog production in China currently enjoys income tax free status.

FORWARD-LOOKING STATEMENTS

Certain statements regarding AgFeed set forth in this press release contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects.  This forward-looking information is subject to numerous material risks, uncertainties and assumptions, certain of which are beyond the control of AgFeed, including general economic and industry conditions, the factors disclosed in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission, as well as those related to the Special Committee’s investigation and/or findings.  Such risks relating to the special committee’s investigation include: uncertainties related to the identification and resolution of accounting issues under investigation or resulting from a broadening of the scope of the investigation; a negative impact on the Company’s relationships with its customers or suppliers as a result of the announcement of the investigation; increased regulatory or media scrutiny; the initiation of new legal or regulatory proceedings involving the Company; and volatility of the Company’s stock price.  Actual results, performance or achievement could differ materially from those expressed in, or implied by, this forward-looking information and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking information will transpire or occur, or if any of them do so, what benefits AgFeed will derive therefrom.  AgFeed disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.  The information contained in this press release is made as of the date of the press release, even if subsequently made available by AgFeed Industries on its website or otherwise.

Contact:  Investor Relations: http://www.agfeedinc.com/contact